SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act

August 17, 2015

Date of Report (Date of Earliest Event Reported)

MediJane Holdings Inc.

 (Exact name of registrant as specified in its charter)

Nevada	333-167275	46-0525378
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2011 Ken Pratt Boulevard, Suite 210 Longmont, CO	80501
(Address of principal executive offices)	(Zip Code)

(855) 933-3499

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On August 17, 2015, the Company entered into an exchange agreement with YP Holdings, LLC.  Under this exchange offer, the Company will exchange the 6,666,667 common shares held by YP Holdings for 1,000,000 Series C preferred shares of the Company, which will reduce the amount of common shares outstanding to 176,225,627.

Series C preferred shares have a par value of $0.0001, and are convertible into common shares at a rate of $1.00 per common share.  Series C preferred shares are not entitled to any voting rights, unless such vote is to modify rights, preferences, privileges and restrictions granted to and imposed on Series C preferred shares.  Series C preferred shares are senior to common shares and Series B preferred shares with respect to the right to participate in distributions or payments in the event of any liquidation, dissolution, or winding up of the Company, and holders of Series C preferred shares are entitled to receive a preferred return equal to the purchase price paid for such Series C preferred, which is deemed to be $600,000. If the closing price per share of the Company’s common shares is less than $1.00 for a period of five consecutive trading days, the YP Holdings will have the one-time right, exercisable at its discretion, to require that the conversion price of the shares become equal to 75% of the average closing bid price per shares for the five consecutive trading days immediately preceding the date that YP Holdings notifies the Company that it wishes to convert some or all of its Series C preferred shares into common shares.  The reset shall not be available if the proceeds of the sale of converted common shares equals or exceeds $750,000.  Should proceeds of the sale of converted common shares equal or exceed $1,000,000, any unconverted Series C preferred shares shall be returned to the Company for retirement.  Converted common shares are subject to a leak-out agreement, and no more than 50,000 common shares may be sold by YP Holdings in any one month.

Holders of Series C preferred shares are entitled to receive a preferred return equal to 10% of the gross cash sales income received in the ordinary course of business.  Holders are not entitled to preemptive rights to purchase shares in future offerings of the Company.

Holders of Series C preferred shares have the right to register their unregistered shares when either the Company or another investor initiates a registration of the Company’s securities.  Holders have the rights of co-sale, and are not required to sell all of their Series C preferred shares on the same terms or conditions of a co-sale by a majority shareholder.  If any Series C preferred shareholder wishes to sell, transfer, or otherwise dispose of any or all of their Series C preferred shares, other Series C preferred shareholders shall not have a prior right to buy such shares.

As of September 15, 2015, the share exchange has not yet occurred.

Item 9.01 – Financial Statements and Exhibits

Exhibit 10.1 – Exchange agreement between MediJane Holdings Inc. and YP Holdings, LLC, dated August 17, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

MediJane Holdings Inc.

By:      /s/ Lewis Humer

Lewis Humer

Interim Chief Executive Officer

Dated:  September 15, 2015

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